Exhibit 99.1

Grifols and Talecris Biotherapeutics Announce the Signing of a Consent Agreement with FTC Staff

RESEARCH TRIANGLE PARK, N.C. -- (May 2, 2011) — Grifols, S.A. (GRF.MC) and Talecris Biotherapeutics Holdings Corp. (NASDAQ: TLCR) announced today they have signed a Consent Agreement with the staff of the Bureau of Competition of the U.S. Federal Trade Commission (FTC) that outlines the conditions necessary for Grifols’ acquisition of Talecris to proceed.  The Consent Agreement remains subject to approval by the FTC Commissioners before the transaction can be completed.

To satisfy the Consent Agreement conditions, Grifols has signed documents agreeing to the sale of select assets and has entered into certain commercial, lease and manufacturing agreements with the Italian company Kedrion for up to seven years.  These agreements refer to four main areas:

•         Kedrion and Grifols enter into a contract manufacturing agreement to fractionate and purify Kedrion’s plasma; and to deliver IVIG and Albumin under Kedrion’s private label, and Factor VIII under the trade name Koate, all of them for sale only in the U.S.

•         Grifols sells to Kedrion the Melville, N.Y. fractionation facility. Grifols will manage the facility for up to a four-year period under a lease agreement with Kedrion

•         Grifols sells to Kedrion Talecris’ U.S. FVIII business (Koate)

•         Grifols sells to Kedrion two Talecris plasma collection centers.

According to Grifols, neither the Consent Agreement nor the agreements signed with Kedrion will affect the operating synergies that Grifols expects to achieve through the acquisition of Talecris. Until the conclusion of the acquisition is formally announced, both companies remain independent and will conduct business as usual.

About Grifols

Grifols is a Spanish holding company, specializing in the hospital-pharmaceutical sector, and with a presence in over 90 countries. Since May 2006 it has been listed on the Spanish Continuous Market, and it is included in the Ibex-35. Grifols is the leading European plasma products company, and the fourth-largest producer in the world. The company plans to strengthen its position within the industry as a vertically integrated company, on the basis of its ongoing investment program. In terms of raw material, Grifols has secure plasma supplies from its network of 80 plasmapheresis centers in the United States, while its production plants in Barcelona (Spain) and Los Angeles (United States) ensure that it has the fractionation capacity to satisfy rising demand. In addition, the company has implemented an ambitious investment plan to enable it to deliver sustained growth over the next 8 to 10 years.

About Talecris Biotherapeutics: Inspiration. Dedication. Innovation.

Talecris Biotherapeutics is a global biotherapeutic and biotechnology company that discovers, develops and produces critical care treatments for people with life-threatening disorders in a variety of therapeutic areas including immunology, pulmonology, neurology and hemostasis. For more information, please visit: http://www.talecris.com/